Exhibit (a)(5)(D)

[FORM OF SUMMARY ADVERTISEMENT]

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities.  The Offer (as defined below) is made solely pursuant to the Offer to Purchase, dated November 7, 2011 (as defined below), and the related Letter of Transmittal (as defined below), and is being made to all holders of Shares (as defined below).  Cubist (as defined below) and Offeror (as defined below) are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute of any jurisdiction.  If Cubist and Offeror become aware of any valid statute of any jurisdiction prohibiting the making of the Offer or the acceptance of the Shares, Cubist and Offeror will make a good faith effort to comply with such statute.  If, after a good faith effort, Cubist and Offeror cannot comply with the statute of the jurisdiction, Cubist and Offeror will not make the Offer to, nor accept for payment Shares tendered by or on behalf of, Adolor’s (as defined below) stockholders in that jurisdiction.

Notice of Offer to Purchase
All Outstanding Shares of Common Stock
of
Adolor Corporation
by
FRD Acquisition Corporation
a wholly-owned subsidiary of
Cubist Pharmaceuticals, Inc.
at
$4.25 Per Share in Cash
plus
Up to $4.50 Per Share in Contingent Cash Payments

Cubist Pharmaceuticals, Inc. (“Cubist”), through its wholly-owned subsidiary, FRD Acquisition Corporation (“Offeror”), is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Adolor Corporation (“Adolor”), for consideration of (1) $4.25 per Share, in cash (the “Closing Amount”), plus (2) one non-transferable contingent payment right (“CPR”) per Share, which represents the contractual right to receive up to an additional $4.50, in cash, if specified regulatory and/or commercial milestones are achieved within agreed upon time periods, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 7, 2011 (together with any amendments or supplements thereto, the “Offer to Purchase”), and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”).  The Closing Amount and any amounts paid with respect to CPRs will be subject to any required withholding of taxes, and no interest will be paid thereon.  The CPRs will not be transferable, except under very limited circumstances as described in the Offer to Purchase, and will not have any voting or dividend rights or represent any equity interest in Cubist, Adolor or Offeror.  Holders of record of Shares who tender their Shares directly to Offeror in the Offer will not be obligated to pay brokerage fees or similar expenses or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale of Shares pursuant to the Offer.  Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should check with those institutions as to whether or not they charge any fee or commission.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF TUESDAY, DECEMBER 6, 2011, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that represents at least a majority of the outstanding Shares on a fully-diluted basis (which, for purposes of such calculation, includes Shares issuable pursuant to outstanding restricted stock awards, deferred stock units and options, provided that the exercise price of an option is not greater than $2.00 above the sum of (x) the Closing Amount and (y) $4.50, the maximum amount payable per CPR) (the “Minimum Condition”).  The Offer is also subject to the other terms and conditions set forth in the Offer to Purchase.  See Section 14—“Conditions of the Offer” of the Offer to Purchase.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 24, 2011 (the “Merger Agreement”), among Cubist, Offeror and Adolor.  The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of the conditions to the Merger (as defined below), at the effective time of the Merger (the “Effective Time”), Offeror will merge with and into Adolor (the “Merger”).  Following the Merger, Offeror’s separate corporate existence will cease and Adolor will continue as the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Cubist.  If Offeror acquires at least 90% of the outstanding Shares, the parties have agreed, at the request of Cubist, to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of Adolor, in accordance with and subject to the General Corporation Law of the State of Delaware (the “DGCL”).  At the Effective Time, by virtue of the Merger and without any action on the part of Adolor, Offeror, Cubist or any holder of Shares, each Share issued and outstanding immediately prior to the Effective Time (other than (1) any Shares held by Adolor as treasury stock or owned by Cubist or Offeror and (2) any Shares held by a holder who has not voted in favor of or consented to the Merger and who has properly demanded and perfected his, her or its right to be paid the fair value of such Shares (“Appraisal Shares”) in accordance with the provisions of Section 262 of the DGCL) will be automatically canceled and converted into the right to receive the Closing Amount plus one CPR, or any such higher consideration as may be paid in the Offer (the “Merger Consideration”).  If a holder of Appraisal Shares fails to validly perfect or loses such appraisal rights, then the Appraisal Shares held by the holder will be deemed to have been canceled at the Effective Time, and the holder of those Appraisal Shares will be entitled to receive only the Merger Consideration (payable without any interest thereon) in respect of his or her Shares.  See Section 12—“Purpose of the Offer; the Merger Agreement; the Contingent Payment Rights Agreement; Tender and Voting Agreements; Confidentiality Agreement; Plans for Adolor; Extraordinary Transactions; Appraisal Rights; Going-Private Transactions” in the Offer to Purchase.

The board of directors of Adolor has unanimously (1) approved and taken all corporate action required to be taken to authorize the Merger Agreement and the consummation of the transactions contemplated thereby, (2) resolved that the transactions contemplated in the Merger Agreement are advisable and in the best interests of the stockholders of Adolor, and (3), subject to the other terms and conditions of the Merger Agreement, resolved to recommend that the stockholders of Adolor accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and, if necessary, adopt the Merger Agreement.

For purposes of the Offer, Offeror will be deemed to have accepted for payment, and purchased, Shares validly tendered and not properly withdrawn, if and when Offeror gives oral or written notice to Broadridge Corporate Issuer Solutions, Inc. as the depositary for the Offer (the “Depositary”) of Offeror’s acceptance of the Shares for payment pursuant to the Offer.  Offeror’s acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between Offeror and each tendering stockholder.  In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the Closing Amount for the Shares with the Depositary, which will act as agent for tendering Adolor stockholders for the purpose of receiving the Closing Amount from Offeror and transmitting the Closing Amount for Shares validly tendered and not properly withdrawn, and by the execution of the Contingent Payment Rights Agreement (the “CPR Agreement”) by Cubist and Broadridge Corporate Issuer Solutions, Inc., as rights agent.  In all cases, Offeror has agreed to pay for Shares accepted for payment in the Offer only after timely receipt by the Depositary of (1) certificates representing the Shares (“Share Certificates”) or timely confirmation of the book-entry transfer of the Shares (“Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 2—“Procedures for Tendering Shares” of the Offer to Purchase, (2) the Letter of Transmittal or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, as defined in the Offer to Purchase, in connection with a book-entry transfer, and (3) any other documents that the Letter of Transmittal requires.  Any contingent cash payments will be made in accordance with the CPR Agreement that Cubist and Broadridge Corporate Issuer Solutions, Inc., as rights agent, will enter into at or prior to the acceptance of the Shares pursuant to the Offer.  Offeror and Cubist have included the form of CPR Agreement as an Annex to the Offer to Purchase, which Offeror and Cubist filed with the U.S. Securities and Exchange Commission (“SEC”) as exhibit (a)(1)(A) to the Tender Offer Statement on Schedule TO.  The CPRs will not be evidenced by any certificates.

If the conditions to the Offer have not been satisfied or waived and the Merger Agreement has not been terminated, (1) Offeror may, without the consent of Adolor, extend the Offer on one or more occasions until all conditions of the Offer have been satisfied or waived and (2) Adolor may require Offeror to extend the Offer for one period of up to 5 business days.  See Section 14—“Conditions of the Offer” of the Offer to Purchase.  In addition,

Offeror (1) may, without the consent of Adolor, provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following Offeror’s acceptance for payment of Shares in the Offer and (2) will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer.

In addition, Adolor has granted Offeror an irrevocable option (the “Top-Up Option”) to purchase, at a price per Share equal to the greater of (i) the last reported sale price of a Share on The Nasdaq Stock Market on the last trading day prior to the date on which the Top-Up Option is exercised or (ii) the Closing Amount, up to the number of newly issued Shares sufficient to cause Offeror to own at least 90% of the outstanding Shares on a fully-diluted basis.  The number of additional Shares that Offeror can purchase under the Top-Up Option is limited to the number of authorized but unissued Shares at the time the Top-Up Option is exercised.  Offeror may exercise the Top-Up Option only if, among other things, the Minimum Condition is satisfied.  The Top-Up Option may not be exercised unless, following the acceptance of the Shares pursuant to the offer, Offeror owns 70% or more of the Shares.  See Section 12—“Purpose of the Offer; the Merger Agreement; the Contingent Payment Rights Agreement; Tender and Voting Agreements; Confidentiality Agreement; Plans for Adolor; Extraordinary Transactions; Appraisal Rights; Going-Private Transactions” of the Offer to Purchase.

Any extension, delay, termination, waiver or amendment of the Offer will be followed promptly by public announcement.  The announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act.  If Offeror extends the Expiration Date, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to the tendering stockholder’s right to withdraw the stockholder’s Shares.  “Expiration Date” means 12:00 midnight, New York City time, at the end of Tuesday, December 6, 2011, unless the period during which the Offer is open is extended, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended, expires.

Other than during a subsequent offering period, tendering stockholders may withdraw Shares that have been previously tendered in the Offer at any time on or prior to the Expiration Date (including any extension of such date and time), and, unless theretofor accepted for payment as provided in the Offer to Purchase, tendering stockholders may also withdraw such Shares at any time after Thursday, January 5, 2012.  No withdrawal rights apply to Shares tendered in a subsequent offering period, and no withdrawal rights apply during any subsequent offering period with respect to Shares tendered in the Offer and accepted for payment.

In order for a withdrawal to be proper and effective, the stockholder must deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses or fax numbers set forth on the back cover of the Offer to Purchase.  Any such notice of withdrawal must specify the stockholder’s name, the number of Shares that the stockholder wants to withdraw, and (if Share Certificates have been tendered) the name of the registered holder of Shares as shown on the Share Certificate, if different from the stockholder’s name.  If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of Share Certificates, the stockholder must submit the serial numbers shown on the particular Share Certificates evidencing Shares to be withdrawn and an Eligible Institution, as defined in the Offer to Purchase, must guarantee the signature on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution.  If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2—“Procedures for Tendering Shares” of the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the procedures of the Book-Entry Transfer Facility, in which case a notice of withdrawal will be effective and proper if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.  Stockholders may not rescind a withdrawal of Shares.  Any Shares that are properly withdrawn will not be considered as validly tendered for purposes of the Offer, but may be tendered again at any time before the Expiration Date by following the procedures described in Section 2—“Procedures for Tendering Shares” of the Offer to Purchase.

The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Adolor has provided Cubist and Offeror with its stockholder list and security position listings for the purpose of disseminating the Offer to Adolor’s stockholders.  Offeror will mail the Offer to Purchase, the related Letter of Transmittal and, if required, other relevant materials to record holders of Shares, and Offeror will furnish the same materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing, for forwarding to beneficial owners of Shares.

The receipt of cash and CPRs in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes.  The amount of gain or loss a holder recognizes, and the timing and character of such gain or loss, depends on the U.S. federal income tax treatment of the CPRs, with respect to which there is uncertainty. See Section 5— “Material United States Federal Income Tax Consequences” of the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer. You are urged to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.

The Offer to Purchase and the related Letter of Transmittal contain important information that Adolor’s stockholders should read carefully and consider before making any decision with respect to the Offer.

Stockholders may direct questions and requests for assistance to the information agent or the dealer manager at their respective addresses and telephone numbers set forth below.  Stockholders may obtain copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials from the information agent as set forth below, and they will be furnished promptly at Cubist’s expense.  Stockholders also may contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.  Offeror will pay all charges and expenses of Broadridge Corporate Issuer Solutions, Inc., as depositary for the Offer, MacKenzie Partners, Inc., as information agent for the Offer, and Morgan Stanley & Co. LLC, as dealer manager for the Offer, incurred in connection with the Offer.  Cubist will reimburse brokers, dealers, commercial banks, trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding tender offer materials to their customers.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Morgan Stanley & Co. LLC

1585 Broadway
New York, NY 10036
Toll-Free: (888) 840-4015

November 7, 2011